Exhibit 99.1

Media Contacts:

Financial: John Poelker 404.760.7755 / john.poelker@statebt.com

Atlanta Media: David Rubinger 404.502.1240/ david@rubinger.com

Middle Georgia Media: Tom Woodbery 478.796.6007/ tom.woodbery@statebt.com

State Bank Reports 2nd Quarter Net Income of $8.6 Million;

First Half Net Income Totals $16.8 Million or $0.51 Per Share;

$203.3 Million Organic Loan Growth in Last Six Months

Company Release — 08/15/2011  16:48

ATLANTA, Aug. 15, 2011 /PRNewswire/ — State Bank Financial Corporation (NASDAQ: STBZ) today announced unaudited financial results for the quarter and six months ended June 30, 2011.  State Bank reported that net income for the quarter was $8.6 million, bringing the year-to-date net income to $16.8 million.  The six month results represented a return on average assets (ROA) of 1.24 percent and a return on average equity (ROE) of 9.22 percent.  Fully diluted earnings per share were $0.26 for the quarter and $0.51 for the year-to-date.  Tangible book value per share at June 30, 2011 was $11.57.

“We continue to be very pleased with our solid financial results and our continuing success in expanding State Bank’s presence in Metro Atlanta and Middle Georgia,” said State Bank Chairman and CEO Joe Evans.

Balance Sheet

Total assets at June 30, 2011 were $2.77 billion, an increase of $77.5 million, or 2.9 percent, from March 31, 2011.  The growth in the balance sheet was driven by an $89.6 million increase in deposits with continued strong growth in non-interest bearing demand deposits. Non -interest bearing demand deposits represented 10.9 percent of total deposits, up from 10.1 percent from March 31, 2011.  This continuing shift toward a higher mix of non-interest bearing deposits and a focus on deposit pricing contributed to the cost of total interest bearing funds decreasing to 1.25 percent from 1.37 percent in the first quarter of 2011.

The largest component of State Bank’s loan portfolio is the portfolio acquired from the FDIC under loss share agreements.  At June 30, 2011, these loans had an unpaid principal balance of $1.30 billion and a recorded investment value of $814.4 million. These amounts compare to $1.42 billion and $891.2 million respectively at March 31, 2011.  The reduction reflects continued servicing and liquidation of this portfolio of loans. A portion of the difference between the recorded investment, representing the present value of expected future cash flows, and the contractual cash flows of the loans acquired under the loss share agreement represents expected credit losses and is partially offset through the recognition of an FDIC receivable asset on our balance sheet.   At June 30, 2011, this asset was valued at $468.4 million and included, in addition to estimated future loss claims, amounts representing current receivables from the FDIC for loss and expense claim reimbursements pending. Acquired loans and other assets and liabilities assumed in the FDIC-assisted acquisitions are subject to on-going valuation procedures and a periodic re-estimation of cash flow expectations.   The company pointed out that earnings can be volatile given that such a large portion of its loan portfolio is comprised of acquired impaired loans.  The income recognized in any one period will vary depending on the timing and pattern of loan resolutions and expected future cash flows.

Excluding the acquired loan portfolio, other loans were $546.2 million at June 30, 2011 representing a $133.2 million, or 32.2 percent, growth from March 31, 2011. The allowance for loan losses for these uncovered loans at June 30, 2011 was $6.9 million and represented 1.27 percent of those loans. The credit quality of the uncovered loan portfolio continues to be very solid with non-performing loans at the end of the quarter of only $3.5 million.

Other real estate owned, virtually all of which is covered under loss share agreements, totaled $103.6 million at June 30, 2011. These assets are carried at expected net realizable value and losses incurred in the disposition of the assets are reimbursable from the FDIC under the appropriate loss share agreements.  Valuation write-downs, losses on disposition, and operating expenses for the properties during the second quarter resulted in expenses after FDIC reimbursements claims of $2.6 million reported as operating expense in the income statement.

The table below provides a summary of the data discussed above

Amounts in (000’s)	June 30, 2011	March 31, 2011
Principal Balance of Covered Loans	$1,298,609	$1,418,342
Recorded Investment of Covered Loans	814,361	891,190
Other Loans	546,154	412,998
Other Real Estate Owned	103,560	131,149
FDIC Receivable	468,361	457,608

Total deposits at June 30, 2011 were $2.359 billion compared to $2.270 billion at March 31, 2011 , an increase of $89.6 million. The table below shows the mix of deposits at these dates:

Amounts in (000’s)	June 30, 2011	March 31, 2011
Demand Deposits	$256,087	$229,817
NOW, Savings & Money Market	1,601,598	1,492,545
Certificates of Deposit	483,111	525,006
Brokered CDs	18,634	22,497
Total Deposits	$2,359,430	$2,269,865

Total shareholders’ equity at June 30, 2011 was $374.6 million, a $7.2 million, or 1.9 percent, increase from March 31, 2011.  Tangible equity increased on a comparable basis and tangible book value per share at June 30, 2011 increased 2.1 percent to $11.57 compared to $11.34 at March 31, 2011.

Regulatory capital ratios for the bank, State Bank & Trust Company, remain at very high levels. At June 30, 2011 the Tier 1 leverage ratio was 13.4 percent and total capital to risk weighted assets was 35.3 percent.  The total capital ratio reflects the strong equity position of the bank relative to the risk weighting of the assets related to the FDIC loss share agreements.

Earnings

Net income for the second quarter of 2011 rose 4.3 percent to $8.6 million from $8.2 million in the first quarter of 2011.  The table below shows the major components of earnings for the two quarters.

(Amounts in 000’s)	2nd Quarter 2011	1st Quarter 2011	Change
Interest Income on Invested Funds	$2,768	$2,577	$191
Interest & Fees on Loans	9,174	6,739	2,435
Accretion of Discount on Acquired Loans	25,139	25,482	(343)
Interest & Accretion	37,081	34,798	2,283
Interest Expense	6,457	7,118	(661)
Net Interest Income	30,624	27,680	2,944
Provision for Loan Losses	2,044	961	1,083
Other Income	8,166	8,369	(203)
Operating Expenses	20,792	19,723	1,069
OREO Losses and Expenses	2,633	2,021	612
Income Before Taxes	13,321	13,344	(23)
Provision for Taxes	4,739	5,113	(374)
Net Income	8,582	8,231	351

Net interest income during the second quarter of 2011 was $30.6 million, up $2.9 million, or 10.6 percent from the first quarter. The most significant factor in this increase was the growth of interest and fees on the non acquired loan portfolio reflecting the continued strong growth in these organic assets. This portfolio has grown $203.3 million since the first of the year and totaled $546.2 million at June 30, 2011.

Accretion of discount on the acquired loans remained flat from the first quarter relative to the overall decline in the portfolio and the continued liquidation and resolution of these assets that were acquired from the FDIC.  A re-estimation of expected future cash flows on this portfolio was completed during the quarter and resulted in adjustments to the accretion schedule for the discount associated with these assets. At June 30, 2011, the remaining accretable discount on these assets was $228.1 million.

Adding to the increase in interest income was a further $700,000 reduction in interest expense following the $1.5 million reduction in the first quarter of 2011.  This reduction in the cost of funds continues to reflect a restructuring of the deposit base with increased focus on non-interest bearing demand deposits and the elimination of high cost non-relationship time deposits.

The table below provides a summary of the components of net interest margin, which was 6.0 percent for the quarter.

Amounts in (000’s)	Average Balance	Interest		Yield/Rate
Invested Funds	$724,910	$2,824	*	1.56%
Loans Acquired	825,879	25,139		12.21%
Other Loans	498,621	9,174		7.38%
Total Earning Assets	2,049,410	37,137		7.27%
Interest Bearing Funds	2,070,772	6,457		1.25%
Interest Rate Spread		$30,680		6.02%
Net Interest Margin				6.00%

*  Reflects interest on a fully taxable equivalent basis

The provision for loan losses in the second quarter was $2.0 million compared to $961,000 in the first quarter of 2011.  The increased provision reflected an impairment charge on specific loans in the acquired FDIC portfolio of $451,000.  The remainder of the increased provision reflected an increase in the allowance for loan losses covering non-FDIC loans, which grew $133.2 million during the quarter.  At June 30, 2011 the allowance for these loans was $6.9 million and represented 1.27 percent of loans outstanding. Non-performing loans in this portfolio were reduced by $1.6 million and were 0.64 percent of non-covered loans at the end of the period.

Other income, the largest component of which is the accretion of discount on the receivable from the FDIC, decreased by $203,000 in the second quarter compared with the first quarter.  Solid increases in service fees and a gain on a partial sale of the company’s investment in the Federal Home Loan Bank of Atlanta was offset by a decrease in the FDIC receivable discount.  The decrease was a direct result of the reduction in future loss projections on the FDIC-acquired loans that was reflected in the increased loan accretion discussed above.

Noninterest operating expenses, excluding costs associated with other real estate owned (OREO), increased 5.4 percent to $20.8 million in the second quarter of 2011.  Most of this increase resulted from increased FDIC insurance premiums affecting the entire banking industry.  Other expenses in this category continue to be carefully controlled reflected in the efficiency ratio (expenses excluding OREO divided by revenue), which fell to 53.6 percent in the second quarter from 55.0 percent in the first quarter.

Conference Call

State Bank will hold a conference call on Wednesday, August 17 at 8:30 a.m. EDT, in which State Bank Chairman and CEO Joe Evans will discuss financial and business results for the quarter. Please dial the number below 10 minutes prior to the start of the call to register. You will be asked to provide your name and affiliation/company to join the call.

Dial in number: 1.888.224.3719

A replay of the conference call will be available beginning August 17, 2011 shortly after the call’s completion at http://www.snl.com/IRWebLinkX/presentations.aspx?iid=4249236.

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About State Bank Financial Corporation and State & Trust Company

Atlanta-based State Bank Financial Corporation (NASDAQ:STBZ) is the holding company for State Bank & Trust Company, one of Georgia’s best-capitalized banks, with $2.77 billion in assets as of June 30, 2011. State Bank has locations in Metro Atlanta and Bibb, Houston, Dooly, and Jones counties in Middle Georgia.

State Bank has been named the top performing bank in the United States, according to Bank Director magazine’s 2011 Bank Performance Scorecard, a ranking of the 150 largest U.S. publicly traded banks and thrifts based on 2010 calendar-year financials.

In 2009, State Bank acquired assets and deposits of the six bank subsidiaries of Security Bank

Corporation, The Buckhead Community Bank and First Security National Bank in transactions facilitated by the Federal Deposit Insurance Corporation.  In 2010, State Bank acquired assets and deposits of NorthWest Bank & Trust of Acworth, Georgia. And in 2011, it acquired assets and deposits of United Americas Bank of Atlanta.

State Bank raised $300 million in capital, including investments from the executive management team, to facilitate its acquisitions.

Over the past twenty-five years, State Bank Chairman and CEO Joe Evans and his management team have led some of Georgia’s most successful community banks, including Flag Financial Corp., Century South Banks, and Bank Corporation of Georgia. State Bank and Trust Company’s headquarters are in Macon, Georgia.

To learn more about State Bank, visit www.statebt.com.

STATE BANK & TRUST COMPANY

Absolutely.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, expectations and benefits of our strategic plan, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, unanticipated losses related to the integration of, and accounting for, acquired assets and assumed liabilities in our FDIC-assisted transactions, access to funding sources, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

State Bank Financial Corporation	2nd Quarter 2011
Quarterly Financial Summary & Trends
(in thousands of $, except per share data)

	6/30/2011***	3/31/2011***	12/31/2010**	12/31/2009**
Balance Sheet:
Assets:
Invested Funds	723,300	691,924	780,820	482,032
Assets Under FDIC Loss Share:
Recorded investment of loans	814,361	891,190	934,967	1,134,499
Other Real Estate Owned	102,822	131,074	155,981	141,690
FDIC Receivable	468,361	457,608	494,428	605,502
Total Assets Related to Loss Share	1,385,544	1,479,872	1,585,376	1,881,691
Other Loans:
Loans	546,154	413,857	346,391	47,389
Allowance for Loan Losses	(6,914)	(6,214)	(5,351)	(2,524)
Net Other Loans	539,240	407,643	341,040	44,865
Premises & Equipment	35,741	32,157	31,908	2,295
Intangible Assets	8,723	8,970	9,194	12,334
Cash & Due From Banks	9,181	10,371	25,843	48,681
Other Assets	64,552	57,811	54,398	26,060
Total Assets	2,766,281	2,688,748	2,828,579	2,497,958

Liabilities & Equity:
Deposits:
Non-Interest Bearing Demand	256,087	229,817	224,543	187,746
NOW, Savings & Money Market	1,601,598	1,492,545	1,555,033	775,575
Certificates of Deposit	483,111	525,006	626,925	1,161,070
Brokered Deposits	18,634	22,497	15,425	29,400
Total Deposits	2,359,430	2,269,865	2,421,926	2,153,791
Borrowed Funds	7,377	5,371	5,246	14,606
Other Liabilities	24,868	46,059	42,064	18,797
Shareholders’ Equity	374,606	367,453	359,343	310,764
Total Liabilities & Equity	2,766,281	2,688,748	2,828,579	2,497,958

Total shares outstanding (in thousands)	31,612	31,611	31,611	31,541
Book Value per Share	$11.85	$11.62	$11.37	$9.85
Tangible Book Value per Share	$11.57	$11.34	$11.08	$9.46

Capital Ratios:
Tier 1 Capital to Average Assets	13.44%	13.16%	12.77%	14.57%
Total Capital to Risk Weighted Assets	35.34%	39.93%	44.23%	30.85%
Tier 1 Capital to Risk Weighted Assets	34.68%	39.24%	43.56%	30.60%

*** - 1st and 2nd quarter data from Form 10-Qs

** - Year-end 2010  and 2009 data from Form 10-K

State Bank Financial Corporation	2nd Quarter 2011
Quarterly Financial Summary

	2nd Quarter 2011	1st Quarter 2011	YTD June 2011	YTD June 2010	Full Year 2010
Earnings:
Net Interest Income:
Interest & Dividends on Invested Funds	2,768	2,577	5,345	4,335	9,139
Interest and accretion on loans	34,313	32,221	66,534	76,487	159,104
Total	37,081	34,798	71,879	80,822	168,243
Total Yield on Earning Assets
Interest on Deposits	6,394	7,033	13,427	18,738	37,212
Interest on Borrowed Funds	63	85	148	22	28
Total Interest Expense	6,457	7,118	13,575	18,760	37,240
Net Interest Income:	30,624	27,680	58,304	62,062	131,003
Other Revenue:
Deposit Fees and Service Charges	1,435	1,413	2,848	3,301	6,543
Accretion of FDIC Receivable Discount	3,722	4,973	8,695	6,907	15,652
Gains on FDIC Assisted Acquisitions	0	0	0	0	3,759
Other	3,009	1,983	4,992	2,043	6,099
Total Other Revenue	8,166	8,369	16,535	12,251	32,053
Total Revenue	38,790	36,049	74,839	74,313	163,056
Provision for Loan Losses	2,044	961	3,005	1,192	3,955
Other Expenses:
Employee Expense	11,895	11,677	23,572	20,776	42,333
Occupancy	2,179	2,106	4,285	4,105	8,549
OREO Expenses and Losses	2,633	2,021	4,654	4,769	13,986
Other	6,718	5,940	12,658	9,457	21,374
Total Expenses	23,425	21,744	45,169	39,107	86,242
Income Before Taxes	13,321	13,344	26,665	34,014	72,859
Provision for Income Taxes	4,739	5,113	9,852	12,721	27,313
Net Income	8,582	8,231	16,813	21,293	45,546

Weighted Average Basic Shares Outstanding	31,611	31,611	31,611	31,541	31,559
Weighted Average Fully Diluted Shares Outstanding	32,718	32,623	32,720	31,828	32,469
Earnings per share	$0.27	$0.26	$0.53	$0.68	$1.44
Fully Diluted Earnings per Share	$0.26	$0.25	$0.51	$0.67	$1.40

Return on Average Assets	1.27%	1.23%	1.24%	1.70%	1.73%
Return on Average Equity	9.27%	9.16%	9.22%	13.30%	13.66%

	QTD 2nd Quarter 2011	YTD 2nd Quarter 2011	1st Quarter 2011	Full Year 2010
Selected Average Balances
Invested Funds	724,910	710,836	696,605	689,301
Total Loans	1,324,500	1,309,809	1,289,113	1,151,438
Total Earning Assets	2,049,410	2,020,645	1,985,718	1,840,739
Interest Bearing Deposits	2,065,877	2,076,139	2,086,513	2,062,668
Borrowed Funds	4,895	5,580	3,576	9,774
Total Interest Bearing Funds	2,070,772	2,081,719	2,090,089	2,072,442
Total Assets	2,720,112	2,724,972	2,721,009	2,626,566
Total Shareholders’ Equity	371,139	367,850	364,474	333,485

Net Interest Margin
Yield on Invested Funds - Taxable equivalent	1.56%	1.55%	1.53%	1.34%
Total Yield on Loans	10.39%	10.24%	10.14%	13.82%
Total Yield on Earning Assets	7.27%	7.18%	7.12%	9.15%
Rate Paid on Deposits	1.24%	1.30%	1.37%	1.80%
Rate Paid on Borrowed Funds	5.21%	5.36%	1.49%	0.29%
Total Interest Expense Rate	1.25%	1.32%	1.37%	1.80%
Net Interest Spread on Earning Assets	6.02%	5.86%	5.75%	7.35%
Net Interest Margin on Earning Assets	6.00%	5.83%	5.68%	5.18%

Credit Quality - Loans not Under FDIC Loss Share
Balances at End of Period	546,154	546,154	412,998	342,849
Average Balance during Period	498,621	457,695	387,903	199,001
Non-Performing Assets:
Non-Accrual Loans	3,478	3,478	5,099	4,079
Other Real Estate Owned	738	738	75	75
Total Non-Performing	4,216	4,216	5,174	4,154
% of Total Loans & OREO	0.77%	0.77%	1.25%	1.21%
Net Charge-offs	893	991	98	1,128
Annualized % Average Loans	0.71%	0.44%	0.10%	0.57%
Allowance for Loan Losses	(6,914)	(6,914)	(6,241)	(5,351)
% of Total Loans	1.27%	1.27%	1.50%	1.56%
% of Non-Accrual Loans	198.79%	198.79%	122.40%	131.18%